As filed with the Securities and Exchange Commission on June 26, 2013.
 Registration No. 333-184762

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOLIGENIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	41-1505029
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, New Jersey 08540
(609) 538-8200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Christopher J. Schaber, Ph.D.
President and Chief Executive Officer
Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, New Jersey 08540
(609) 538-8200

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:

Leslie J. Croland, Esq. Duane Morris LLP Suite 3400 200 South Biscayne Boulevard Miami, Florida 33131-2318 (305) 960-2200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On June 26, 2013, Soligenix, Inc. (the “Company”) terminated the public offering (the “Offering”) of (i) units (each a “Unit” and collectively the “Units”), with each Unit consisting of (a) one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), (b) a warrant to purchase an additional 0.75 share of Common Stock (collectively, the “Warrants”), and (c) a preferred stock purchase right (collectively, the “Rights”) issuable in accordance with the Rights Agreement dated June 22, 2007 between the Company and American Stock Transfer & Trust Company, which Rights are attached to and trade with the Common Stock, (ii) the shares of Common Stock, the Warrants and the Rights issued as part of the Units, and (iii) all shares of Common Stock issuable upon exercise of the Warrants.  The Company registered the sale of (i) up to $10 million of the Units, (ii) the shares of Common Stock, the Warrants and the Rights included in the Units, and (iii) the shares of Common Stock issuable upon exercise of the Warrants included in the Units, pursuant to the registration statement on Form S-1 (File No. 333-184762) (the “Registration Statement”), which was declared effective by the U.S. Securities and Exchange Commission on June 20, 2013.

In accordance with the Company’s undertaking pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all securities that were registered hereunder but remained unsold at the termination of the Offering.

As of the termination of the Offering, the Company had received gross proceeds of $7,112,694.75 pursuant to the Offering. By filing this Post-Effective Amendment No. 1 to the Registration Statement, the Company removes from registration $2,887,305.25 of Units, (ii) the shares of Common Stock, the Warrants and the Rights included in such Units, and (iii) the shares of Common Stock issuable upon exercise of the Warrants included in such Units that were registered under the Registration Statement and remained unsold at the termination of the Offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on the 26th day of June, 2013.

SOLIGENIX, INC.

By:	/s/ Christopher J. Schaber
Christopher J. Schaber, PhD
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date
By:	/s/ Christopher J. Schaber	Chairman , President and Chief Executive Officer
	Christopher J. Schaber, PhD	(Principal Executive Officer)	June 26, 2013
By:	*
	Keith L. Brownlie, CPA	Director	June 26, 2013

By:	*
	Gregg A. Lapointe, CPA	Director	June 26, 2013
By:	*
	Robert J. Rubin, MD	Director	June 26, 2013
By:	*
	Jerome Zeldis, MD, PhD	Director	June 26, 2013
By:	/s/ Joseph M. Warusz	Vice President of Finance, Acting Chief Financial Officer
	Joseph M. Warusz, CPA	and Corporate Secretary (Principal Financial and Accounting Officer)	June 26, 2013

*By:	/s/ Joseph M. Warusz		June 26, 2013
Joseph M. Warusz Attorney-in-Fact